Exhibit 4.8
FORM OF INSTRUCTIONS FOR USE OF SUBSCRIPTION RIGHTS CERTIFICATE
INSTRUCTIONS FOR USE OF ENERGY FOCUS, INC.
SUBSCRIPTION RIGHTS CERTIFICATE
CONSULT BNY MELLON SHAREOWNER SERVICES OR YOUR BANK OR BROKER AS TO ANY QUESTIONS
THE RIGHTS WILL EXPIRE AT 5:00 PM., NEW YORK CITY TIME, ON OCTOBER 30, 2009, UNLESS EXTENDED AS
DESCRIBED IN THE PROSPECTUS.
     The following instructions relate to a rights offering (the “Rights Offering”) by Energy Focus, Inc., a Delaware corporation (the “Company”), to the holders of common stock, par value $.0001 per share (“Common Stock”), of the Company as described in the Company’s prospectus dated October 6, 2009 (the “Prospectus”). Stockholders of record at the close of business on October 5, 2009 (the “Record Date”) are receiving one transferable subscription right for each share of the Company’s Common Stock held by them at the Record Date. Holders of Common Stock are receiving transferable subscription rights (“Rights”) to acquire shares of Common Stock, par value $.0001 per share. Except as provided in section 9 below, the following instructions apply only to the initial subscription period.
     Each whole Right is exercisable, upon payment of $0.75 per share (the “Subscription Price”), to purchase one share of Common Stock (the “Basic Subscription Privilege”). In addition, subject to the proration described below, each holder of record of Rights (“Rightsholder”) who fully exercises its Basic Subscription Privilege with respect to all Rights that it holds in the same capacity pursuant to a single Common Stock Subscription Rights Certificate “Rights Certificate” also has the right to subscribe at the Subscription Price for additional shares of Common Stock (the “Over-subscription Privilege”). If shares of Common Stock being offered in the Rights Offering remain available for purchase following the exercise of the Basic Subscription Privilege by Rightsholders prior to the Expiration Time (the “Excess Shares”), Rightsholders who have exercised their Over-subscription Privilege to subscribe for a number of Excess Shares will be permitted to purchase those shares subject to the proration described below. If there is not a sufficient number of Excess Shares to satisfy all subscriptions pursuant to the exercise of the Over-subscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among Rightsholders exercising their Over-subscription Privilege in proportion to the number of shares of the Company’s common stock owned by the Rightholders on the Record Date relative to the number of shares owned on the record date by all Rightholders exercising their Over-subscription Privilege; provided, however, that if such pro rata allocation results in any Rightsholder being allocated a greater number of Excess Shares than such Rightsholder subscribed for pursuant to the exercise of such Rightsholder’s Over-subscription Privilege, then such Rightsholder will be allocated only such number of Excess Shares as such Rightsholder subscribed for, and the remaining Excess Shares will be allocated among all other Rightsholders exercising their Over-subscription Privileges.
     No fractional rights or cash in lieu thereof will be issued or paid. Instead, fractional Rights will be rounded up to the nearest whole right. Nominee holders of Common Stock that hold, on the Record Date, shares for the account of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date, provided such nominee holder makes a proper showing to the Subscription Agent, as determined in the Company’s sole and absolute discretion.
     The Subscription Price for Common Stock is payable by certified or cashiers check drawn upon a U.S. bank or by wire transfer, in each case payable to the Subscription Agent, or by wire transfer to the Subscription Agent.
     The Rights will expire at 5:00 p.m., New York City time, on October 30, 2009, unless extended by the Company as described in the Prospectus (the “Expiration Time”).
     The number of Rights to which a holder of a “Rights Certificate” is entitled is printed on the face of that holder’s Rights Certificate. You should indicate your wishes with regard to the exercise, assignment, transfer or sale of your Rights by completing the Rights Certificate and returning it to the Subscription Agent in the envelope provided.
     YOUR RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR RIGHTS CERTIFICATE MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE MUST BE RECEIVED, AS MORE SPECIFICALLY DESCRIBED IN THE PROSPECTUS, BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT.
1. Subscription Privilege.
     To exercise Rights, deliver your properly completed and executed Rights Certificate, together with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-subscription Privilege, to the Subscription Agent.
     Payment of the applicable Subscription Price must be made for the full number of shares of Common Stock being subscribed for by certified or cashiers check drawn upon a U.S. bank payable to BNY Mellon Shareowner Services, as Subscription Agent, or by wire transfer sent to the Subscription Agent. THE SUBSCRIPTION PRICE WILL BE DEEMED TO HAVE BEEN RECEIVED BY THE SUBSCRIPTION AGENT ONLY

UPON THE RECEIPT BY THE SUBSCRIPTION AGENT OF ANY CERTIFIED OR CASHIERS CHECK DRAWN UPON A U.S. BANK OR BY WIRE TRANSFER, AS PROVIDED ABOVE.
     Alternatively, you may cause a written guarantee substantially in the form enclosed herewith (the “Notice of Guaranteed Delivery”) from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent (each of the foregoing being an “Eligible Institution”), to be received by the Subscription Agent at or prior to the Expiration Time, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Rights Certificate, the number of shares of Common Stock being subscribed for pursuant to the Basic Subscription Privilege and the number of shares of Common Stock, if any, being subscribed for pursuant to the Over-subscription Privilege, and will guarantee the delivery to the Subscription Agent of your properly completed and executed Rights Certificate within three business days following the date the Subscription Agent receives the Notice of Guaranteed Delivery. If this procedure is followed, your Rights Certificate must be received by the Subscription Agent within three business days following the date the Subscription Agent receives the Notice of Guaranteed Delivery.
     Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent, at the address, or by calling the telephone number, indicated below.
     If more shares of Common Stock are subscribed for pursuant to the Over-subscription Privilege than are available for sale, such shares will be allocated as described above.
     The address and facsimile numbers of the Subscription Agent are as follows:

By Mail:	By Overnight Courier:	By Hand:
Energy Focus, Inc.	Energy Focus, Inc.	Energy Focus, Inc.
c/o BNY Mellon Shareowner Services	c/o BNY Mellon Shareowner Services	c/o BNY Mellon Shareowner Services
Attn: Corporate Action Dept. P.O. Box 3301 South Hackensack, NJ 07606	Attn: Corporate Action Dept. 480 Washington Blvd. 27th Floor Jersey City, NJ 07310	Attn: Corporate Action Dept. 480 Washington Blvd. 27th Floor Jersey City NJ 07310

Facsimile Transmission: (Eligible Institutions Only) (201) 680-4626	To confirm receipts of facsimiles only: (201) 680-4860
Delivery to an address other than the addresses listed above, or transmission to a facsimile number other than the number set forth above, will not constitute valid delivery.

     The address and telephone numbers of the Information Agent, for inquiries, information or requests for additional documentation with respect to the Rights are as follows:
BNY Mellon Shareowner Services
Attention: Corporate Action Dept.
480 Washington Blvd., 27th Floor
Jersey City, NJ 07310
(866) 282-4940 (call toll free)
(201) 680-6579 (collect)
     If you have not indicated the number of shares of Common Stock being purchased, or if you have not forwarded full payment of the Subscription Price for the number of shares of Common Stock that you have indicated are being purchased, you will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of shares of Common Stock which may be purchased for the Subscription Price transmitted or delivered by you, and to the extent that the Subscription Price transmitted or delivered by you exceeds the product of the Subscription Price multiplied by the number of shares of Common Stock you are entitled to purchase as evidenced by the Rights Certificate(s) transmitted or delivered by you and no direction is given as to the excess (such excess being the “Subscription Excess”), you will be deemed to have exercised your Over-subscription Privilege to purchase, to the extent available, that number of whole shares of Common Stock equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price, subject to the limit on the number of shares of Common Stock available to be purchased in the Rights Offering and applicable proration.
2. Conditions to Completion of the Rights Offering.
     There are no conditions to the completion of the Rights Offering. However, the Company has the right to terminate the Rights Offering for any reason before the Rights distributed in the Rights Offering expire.
3. Delivery of Shares of Common Stock
     The following deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary in your Rights Certificate.
     (a) Basic Subscription Privilege. As soon as practicable after the Expiration Time, the Subscription Agent will issue to each validly exercising Rightsholder shares of Common Stock purchased pursuant to such exercise. Such shares will be issued electronically in registered, book-entry form.
     (b) Over-subscription Privilege. As soon as practicable after the Expiration Time, the Subscription Agent will issue to each Rightsholder who validly exercises the

Over-subscription Privilege the number of shares of Common Stock allocated to and purchased by such Rightsholder pursuant to the Over-subscription Privilege. Such shares will be issued electronically in registered, book-entry form.
     (c) Return of Excess Payments. As soon as practicable after the Expiration Time, the Subscription Agent will promptly deliver to each Rightsholder who exercises the Over-subscription Privilege any excess funds, without interest or deduction, received in payment of the Subscription Price for each share of Common Stock that is subscribed for by, but not allocated to, such Rightsholder pursuant to the Basic Subscription Privilege or the Over-subscription Privilege.
4. To Sell or Transfer Rights.
     To transfer your unexercised Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf, you must complete the Assignment in Box 8 of your Rights Certificate. Your signature(s) must be medallion guaranteed by an Eligible Institution.
5. To Sell or Transfer Stock; Special Mailing Instructions.
     If you want your Energy Focus, Inc. stock and any refund check to be issued in another name, complete the Special Instructions in Box 6 of the Rights Certificate. If you want your stock and any refund check to be mailed to a different address or to someone else, complete the Special Mailing Instructions in Box 7 of the Rights Certificate. Signature(s) in Boxes 6 and 7 must be medallion guaranteed by an Eligible Institution.
6. Execution.
     (a) Execution by Registered Holder(s). The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. If the Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.
     (b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Company dispenses with proof of authority, in its sole and absolute discretion.
     (c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you wish to transfer all or less than all of your unexercised Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf, as specified in Paragraph 4, or if you want your stock and any refund check to be issued in another name, as specified in Paragraph 5, or if you want your stock and any refund check mailed to a different address or to someone else, as specified in Paragraph 5.
7. Method Of Delivery.
     The method of delivery of Rights Certificate and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rightsholder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the Expiration Time.
8. Form W-9.
     Each Rightsholder who elects to exercise his, her, or its Rights through the Subscription Agent should provide the Subscription Agent with a correct Taxpayer Identification Number (“TIN”) and, where applicable, certification of such Rightsholder’s exemption from backup withholding on a Form W-9. Each foreign Rightsholder who elects to exercise his, her, or its Rights through the Subscription Agent should provide the Subscription Agent with certification of foreign status on a Form W-8. Copies of Form W-8 and additional copies of Form W-9 may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, indicated above. Failure to provide the information on the form may subject such holder to 28% federal income tax withholding with respect to any proceeds received by such Rightsholder.
9. Second Subscription Period.
     All Rights not exercised by stockholders by the Expiration Date of the initial subscription period will go back to the Company. During a second subscription period running from November 2, 2009 through November 13, 2009 at 5:00 p.m., New York City time, the Company will have the right to issue rights to both stockholders and non-stockholders in its sole discretion to purchase any or all shares available in the Offering but not purchased in the initial subscription period. For more information, please refer to the Prospectus, contact the Information Agent as indicated above, or contact the Secretary of the Company at (440) 715-1255.